Exhibit 10.1

PURCHASE AND SALE AGREEMENT

By and Among

Enterprise Products Operating L.P.

(Seller)

and

MarkWest Energy Partners, L.P.

(Buyer)

Covering the Acquisition of a

Fifty Percent Membership Interest in

Starfish Pipeline Company, LLC

(Acquired Interest)

January 24, 2005

TABLE OF CONTENTS

1.	Definitions

2.	Purchase and Sale
	(a)	Sale of Acquired Interest
	(b)	Purchase Price.
	(c)	The Closing
	(d)	Deliveries at the Closing
	(e)	Post-Closing Adjustment

3.	Representations and Warranties Concerning the Transaction
	(a)	Representations and Warranties Concerning the Seller
	(b)	Representations and Warranties of the Buyer

4.	Representations and Warranties Concerning the Acquired Interest and the Starfish Companies
	(a)	Organization, Qualification, Company Power, Capitalization
	(b)	Noncontravention
	(c)	Brokers’ Fees
	(d)	Title to Tangible Assets
	(e)	Financial Data.
	(f)	Material Change
	(g)	Legal Compliance
	(h)	Tax Matters
	(i)	Contracts
	(j)	Litigation
	(k)	Environmental Matters
	(l)	Permits
	(m)	Employee Matters
	(n)	Disclaimer of Representations and Warranties Concerning Personal Property, Equipment, and Fixtures

5.	Pre-Closing Covenants
	(a)	General
	(b)	Notices and Consents
	(c)	Full Access

6.	Post-Closing Covenants
	(a)	General
	(b)	Litigation Support
	(c)	Delivery and Retention of Records
	(d)	Governmental Approvals

i

7.	Conditions to Obligation to Close
	(a)	Conditions to Obligation of the Buyer
	(b)	Conditions to Obligation of the Seller

8.	Remedies for Breaches of this Agreement
	(a)	Survival of Representations, Warranties and Certain Covenants
	(b)	Indemnification Provisions for Benefit of the Buyer
	(c)	Indemnification Provisions for Benefit of the Seller
	(d)	Matters Involving Third Parties
	(e)	Determination of Amount of Adverse Consequences
	(f)	Tax Treatment of Indemnity Payments

9.	Tax Matters
	(a)	Post-Closing Tax Returns
	(b)	Pre-Closing Tax Returns
	(c)	Straddle Periods
	(d)	Claims for Refund
	(e)	Indemnification
	(f)	Cooperation on Tax Matters
	(g)	Certain Taxes
	(h)	Confidentiality
	(i)	Audits
	(j)	Control of Proceedings
	(k)	Powers of Attorney
	(l)	Remittance of Refunds
	(m)	Purchase Price Allocation
	(n)	Closing Tax Certificate

10.	Termination
	(a)	Termination of Agreement
	(b)	Effect of Termination

11.	Miscellaneous
	(a)	Press Releases and Public Announcements
	(b)	No Third Party Beneficiaries
	(c)	Succession and Assignment
	(d)	Counterparts
	(e)	Headings
	(f)	Notices
	(g)	Governing Law
	(h)	Amendments and Waivers
	(i)	Severability
	(j)	Transaction Expenses
	(k)	Construction
	(l)	Incorporation of Exhibits and Schedules
	(m)	Entire Agreement

ii

(n)	FTC Authorization

Exhibit A:	Form of Assignment of Membership Interest
Schedule 1(b):	Seller Knowledge
Schedule 1(c):	Buyer Knowledge
Schedule 3(a)(iii):	Contraventions Relating to Seller
Schedule 3(b)(iii):	Contraventions Relating to Buyer
Schedule 4(b):	Contraventions Relating to Acquired Interest and Starfish Companies
Schedule 4(d)(ii):	Encumbrances of Subject Assets
Schedule 4(e):	Financial Data
Schedule 4(f):	Material Changes
Schedule 4(h):	Tax Matters
Schedule 4(j):	Litigation
Schedule 4(k):	Environmental
Schedule 4(l):	Government Permits

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of January 21, 2005 is by and among Enterprise Products Operating L.P., a Delaware limited partnership (the “Seller”), and MarkWest Energy Partners, L.P., a Delaware limited partnership (the “Buyer”).  The Seller and the Buyer are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Seller owns a 50% membership interest (the “Acquired Interest”) in Starfish Pipeline Company, LLC, a Delaware limited liability company (“Starfish”), which owns a 100% membership interest in each of Stingray Pipeline Company, L.L.C., a Delaware limited liability company (“Stingray”), West Cameron Dehydration Company, L.L.C., a Delaware limited liability company (“West Cameron”), and Triton Gathering, L.L.C. (“Triton” together with Starfish, Stingray and West Cameron, the “Starfish Companies”);

WHEREAS, Shell Gas Transmission, LLC (“Shell”), owns the other 50% membership interest in Starfish and is the operator of Starfish and the Starfish Companies; and

WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase, and the Seller will sell, all of the Seller’s rights, title and interests in and to the Acquired Interest in return for the consideration specified herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.                                       Definitions.

“Acquired Interest” has the meaning set forth in the Recitals.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses, but excluding punitive (except as provided in Section 8 of this Agreement), exemplary, special or consequential damages.

“Adverse Event” means any breach of any representation, warranty or covenant of the Seller contained herein (other than the covenants in Section 2 and the representations and warranties in Sections 3(a)).

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreement” has the meaning set forth in the preface.

“Assignment of Membership Interest” means the assignment of membership interest substantially in the form of Exhibit A attached hereto.

“Balance Sheet Date” has the meaning set forth in Section 4(e).

“Buyer” has the meaning set forth in the preface.

“Buyer Indemnitees” means, collectively, the Buyer and its Affiliates and their officers (or persons performing similar functions), directors (or persons performing similar functions), employees, agents and representatives.

 “Closing” has the meaning set forth in Section 2(c).

“Closing Date” has the meaning set forth in Section 2(c).

“Code” means the Internal Revenue Code of 1986, as amended, including rules and regulations issued pursuant thereto and judicial and administrative determinations applicable thereto or any successor Law.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Confidentiality Agreement” means the Confidentiality Agreement between the Seller and the Buyer dated September 3, 2004.

“Deductible Amount” means an aggregate amount equal to 1% of the Purchase Price.

“Easements” has the meaning set forth in Section 4(d).

“Effective Time” has the meaning set forth in Section 2(a).

“Encumbrance” means any mortgage, pledge, lien, charge, security interest, charging order, option, right of first refusal, preferential purchase right, encroachment, reservation, Easement or other interest of similar nature.

“Environmental Law” or “Environmental Laws” has the meaning set forth in Section 4(k).

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interest, and any Commitments with respect thereto, and (c) any other direct equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, all regulations and rules issued thereunder, and all judicial or administrative determinations applicable thereto.

“Financial Data” has the meaning set forth in Section 4(e).

“FTC” has the meaning set forth in Section 3(a)(ii)(A).

“FTC Order” means that certain ORDER TO HOLD SEPARATE AND MAINTAIN ASSETS In The Matter of Enterprise Products Partners L.P. et al, before the U.S. Federal Trade Commission, docket number 041-0039.

“GAAP” means generally accepted accounting principles and practices in effect from time to time in the United States consistently applied throughout the periods involved.

“Governmental Authority” means the government of the United States, any territory or possession of the United States, the District of Columbia, any international, maritime, foreign government or body, and any state, county, city or other political subdivision, agency, court or instrumentality, thereof.

“Hazardous Substances” means all materials, substances and wastes which are regulated under any Environmental Law or which may form the basis for Liability under any Environmental Law.

“Indemnified Party” has the meaning set forth in Section 8(d).

“Indemnifying Party” has the meaning set forth in Section 8(d).

“Knowledge” means, in the case of the Seller, the knowledge the individuals listed on Schedule 1(b) hereto have or should have had pursuant to conducting prudent business practices of a non-operating 50% interest in Starfish, considering and acknowledging (i) that the Seller has never been the operator of any of the Starfish Companies or their assets and (ii) the restrictions imposed by the FTC Order on Seller’s access to information concerning Starfish and, in the case of the Buyer, the knowledge the individuals listed on Schedule 1(c) hereto have or should have had pursuant to conducting prudent business practices in the natural gas pipeline industry.

“Laws” means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

“Legal Right” means the legal authority and right (without risk of Liability, criminal, civil or otherwise) (A) such that the contemplated conduct would not, to the extent arising from, related to or in any way connected with any of the Subject Assets, including, without limitation, any contracts, agreements or arrangements related thereto, constitute a violation, termination or breach of, or require any payment or termination under, any contract or agreement, applicable Law, fiduciary, quasi-fiduciary or similar duty or any other obligation of or by any (i) of the Seller, or any of the Starfish Companies or (ii) Affiliate of any Person described in (i) above and (B) subject tothe FTC Order, and the condition therein that required the Seller to vest all its rights, duties, powers and authority over the ongoing management of the Acquired Interest in a designated monitor for the period beginning October 1, 2004, and continuing until Seller divests of the Acquired Interest.

“Liability” or “Liabilities” shall mean any debt, obligation, claim, action, cause of action, demand, assessment, loss, damage, liability, judgment, settlement, penalty, cost, and expense.

“Material Adverse Effect” means any condition, change or effect that, individually or in the aggregate with other changes or effects, is materially adverse to the business, operations and properties of the Starfish Companies or of the Acquired Interest, provided that in determining whether a Material Adverse Effect has occurred, changes or effects relating to (i) the natural gas pipeline industry generally (including, but not limited to, the price of natural gas and the costs associated with the drilling and/or production of natural gas), (ii) United States or global economic conditions or financial markets in general, or (iii) the transactions contemplated by this Agreement, shall not be considered.

 “Ordinary Course of Business” means the ordinary course of business consistent with the affected party’s past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Party” and “Parties” have the meanings set forth in the preface.

“Permits” has the meaning set forth in Section 4(l).

“Permitted Encumbrances” means any of the following: (i) any liens for Taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the Ordinary Course of Business, which do not or would not have a Material Adverse Effect on the Acquired Interest or the Starfish Companies and that adequate reserve accounts have been established in accordance with GAAP; (ii) any obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate any Subject Asset in any manner including all applicable Laws; (iii) mechanic’s, materialman’s, and similar liens not in excess of $50,000 individually and for which adequate reserve accounts have been established in accordance with GAAP, and in the aggregate do not have a Material Adverse Effect; (iv) any liens or other Encumbrances created in the Ordinary Course of Business pursuant to operating, farm-out, construction, operation and maintenance, space lease or similar agreements or the Organizational Documents of Starfish which individually or in the aggregate do not or would not have a Material Adverse Effect on the Acquired Interest or the Starfish Companies; and (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the Ordinary Course of Business which, individually or in the aggregate, are not substantial in amount and which do not in any case have a Material Adverse Effect on the value or the use of the property or interest subject thereto as it is currently being used or materially interfere with the ordinary conduct of the business.

“Person” means an individual or entity, including, without limitation, any partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or Governmental Authority (or any department, agency or political subdivision thereof).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date.

“Post-Closing Tax Return” means any Tax Return that is required to be filed by or with respect to the Acquired Interest or the Starfish Companies with respect to a Post-Closing Tax Period.

“Pre-Closing Tax Period” means any Tax periods or portions thereof ending on or before the Closing Date.

“Pre-Closing Tax Return” means any Tax Return that is required to be filed by or with respect to the Acquired Interest or the Starfish Companies with respect to a Pre-Closing Tax Period.

“Prime Rate” means the prime rate reported under “Money Rates” in The Wall Street Journal at the time such rate must be determined under the terms of this Agreement.

“Purchase Price” has the meaning set forth in Section 2(b).

“Records” has the meaning set forth in Section 6(c).

 “Release” means any exposure to Hazardous Substances any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Substances.

“Retained Liabilities” has the meaning set forth in Section 2(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preface.

“Seller Indemnitees” means, collectively, the Seller, and each of its Affiliates (other than the Acquired Interest) and each of their respective officers (or persons performing similar functions), directors (or persons performing similar functions), employees, agents, and representatives.

“Shell” has the meaning set forth in the Recitals, and shall include its successors and assigns, including its “Transferee” under the Starfish Limited Liability Company Agreement.

“Starfish” has the meaning set forth in the Recitals.

“Starfish Companies” means collectively Starfish, Triton, Stingray and West Cameron, including the Subject Assets.

 “Starfish Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of Starfish Pipeline Company LLC dated as of April 1, 2002.

“Stingray” has the meaning set forth in the Recitals.

“Straddle Period” means a Tax period or year commencing before and ending after the Effective Time.

“Subject Asset(s)” means any or all of the assets of the Starfish Companies, including, without limitation, real property, leaseholds, equipment, fixtures or personal property.

“Subsidiary” means, with respect to any relevant Person, any other Person that is (directly or indirectly) controlled and more than 90%-owned (directly or indirectly) by the relevant Person.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), custom duties, capital stock, franchise, profits, withholding, social security (or similar excises), unemployment, disability, ad valorem, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Records” means all Tax Returns and Tax-related work papers relating to the Acquired Interest, the Subject Assets and/or the Starfish Companies.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8(d).

“Transaction Documents” has the meaning set forth in Section 3(a)(ii).

“Triton” has the meaning set forth in the Recitals.

“West Cameron” has the meaning set forth in the Recitals.

2.                                       Purchase and Sale.

(a)                                  Sale of Acquired Interest. Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Buyer and the Buyer agrees to purchase from the Seller, effective January 1, 2005 (the “Effective Time”), all of the Seller’s right, title and interest in and to the Acquired Interest, which is not evidenced by a certificate.  The Buyer hereby assumes and agrees to pay, honor and discharge when due and payable any Liability relating to the ownership, operation, administration or use of the Acquired Interest.  Notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the Buyer shall not assume or perform or discharge any of the following Liabilities (the “Retained Liabilities”):

(i)                                     any Liability of the Seller arising out of or relating to the execution, delivery or performance of any of the Transaction Documents;

(ii)                                  any Liability arising out of or relating to financing and debt instruments of Seller, or arising out of or relating to all accounts or trade payable incurred by Seller;

(b)                                 Purchase Price.  In consideration for the sale of the Acquired Interest, the Buyer agrees to pay to the Seller at the Closing Forty-Two Million One Hundred Thousand Dollars ($42,100,000.00) (the “Purchase Price”) payable by wire transfer of immediately available funds to one or more bank accounts designated in a written notice by the Seller to the Buyer at least one business day prior to the Closing Date.

(c)                                  The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Seller, commencing at 10:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions each Party will take at the Closing itself), or such other date as the Buyer and the Seller may mutually determine (the “Closing Date”).

(d)           Deliveries at the Closing.  At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Sections 7(a) and 9(i), (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b), (iii) the Seller will execute and deliver to the Buyer an Assignment of Membership Interest, and (iv) the Buyer will execute and deliver to the Seller an Assignment of Membership Interest.

3.                                       Representations and Warranties Concerning the Transaction.

(a)                                  Representations and Warranties Concerning the Seller.  The Seller hereby represents and warrants to the Buyer as follows:

(i)                                     Organization of the Seller.  The Seller is a limited partnership, duly organized, validly existing, and in good standing under the Laws of the state of Delaware with all requisite power and authority to carry on its business as it is now conducted.

(ii)                                  Authorization of Transaction. The Seller has full power and authority to enter into, execute and deliver this Agreement and the related documents (the “Transaction Documents”) to which it is a party and to consummate and perform its obligations hereunder and thereunder. The Transaction Documents to which it is a party constitute the valid and legally binding obligation of the Seller, enforceable against it in accordance with their terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The Seller has obtained all necessary authorizations, consents, approvals and/or waivers, in order to consummate and perform its obligations under the Transaction Documents and need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of (A) any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except for the prior approval of the Federal Trade Commission (“FTC”) or (B) any Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement, including, without limitation, the prior approval of Shell.

(iii)                               Noncontravention.  Subject to prior approval of the FTC and except as set forth in Schedule 3(a)(iii), which scheduled items do not, individually or in the aggregate, constitute or give rise to a Material Adverse Effect with respect to the consummation of the transactions contemplated hereby, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Seller is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have or give rise to a Material Adverse Effect on the ability of the Seller to consummate the transactions contemplated by this Agreement.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, are subject to any preferential rights to purchase under the Organizational Documents or other agreements of the Starfish Companies.

(iv)                           Brokers’ Fees.  The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(v)                                 The Acquired Interest.  The Seller owns of record and beneficially all of the Acquired Interest and has good and valid title free and clear of any restrictions of transfer and Encumbrances, except as set forth in the Organizational Documents of the Starfish Companies, and there are no Commitments with respect to the Equity Interest of the Acquired Interest.  The Acquired Interest has been duly authorized, and is validly issued and fully paid and non-assessable.  The Acquired Interest represents 50% of the Equity Interest in Starfish. The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to voting the Equity Interest of the Acquired Interest.  Consummation of the Transactions and compliance with the Starfish Limited Liability Company Agreement to the extent within the Parties’ reasonable control, shall result in Buyer becoming a full Substituted Member under the Starfish Limited Liability Company Agreement, with the full right to exercise the powers, rights, privileges, preferences and restrictions afforded a Member thereunder and to receive a 50% share of allocations and distributions thereunder pertaining to all operations of the Starfish Companies from and after the Closing Date.

(b)                                 Representations and Warranties of the Buyer.  The Buyer hereby represents and warrants to the Seller as follows:

(i)                                     Organization of the Buyer.  The Buyer is a limited partnership duly organized, validly existing, and in good standing under the Laws of the state of Delaware with all requisite power and authority to carry on its business as it is now conducted.

(ii)                                  Authorization of Transaction.  The Buyer has full power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.  The Transaction Documents to which the Buyer is a party constitute the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with their terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority, except with respect to FTC approval, to consummate the transactions contemplated by this Agreement.

(iii)                               Noncontravention.  Subject to the prior approvals of the FTC and except as set forth in Schedule 3(b)(iii), which scheduled items do not, individually or in the aggregate, constitute or give rise to a Material Adverse Effect with respect to the consummation of the transactions contemplated hereby, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject or any provision of its Organizational Documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, approval or consent under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

(iv)                              Brokers’ Fees.  The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

(v)                                 Investment.  The Buyer is not acquiring the Acquired Interest with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.  The Buyer, together with its directors and executive officers and advisors, is familiar with investments of the nature of the Acquired Interest, understands that this investment involves substantial risks, has adequately investigated the Acquired Interest and each of the Starfish Companies, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Acquired Interest, and is able to bear the economic risks of such investment.

(vi)                              Financing.  The Buyer has sufficient immediately available funds to enable it to make payment of the Purchase Price at Closing without encumbrance or delay and without causing the Buyer to become insolvent or to declare insolvency.

4.                                       Representations and Warranties Concerning the Acquired Interest and the Starfish Companies.  The Seller hereby represents and warrants to the Buyer as follows:

(a)                                  Organization, Qualification, Company Power, Subsidiaries.  Each of the Starfish Companies (x) is a limited liability company duly organized and validly existing, under the Laws of the jurisdiction of its formation; (y) is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect; and (z) has and will have full power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The copies of the limited liability company agreements of each of the Starfish Companies provided to the Buyer by the Seller are full and complete copies of such agreements as in effect on the date of this Agreement.  Stingray, Triton and West Cameron are the only Subsidiaries of Starfish and no Starfish Company directly or indirectly owns beneficially or otherwise, any Equity Interest of another Person, except another Starfish Company.

(b)                                 Noncontravention.  Subject to the prior approval of the FTC and except as set forth in Schedule 4(b), which scheduled items do not, individually or in the aggregate, constitute or give rise to a Material Adverse Effect with respect to the Starfish Companies, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Acquired Interest or any of the Starfish Companies are subject or any provision of the Organizational Documents of the Acquired Interest or any of the Starfish Companies or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or trigger any rights to payment or other compensation under any agreement, contract, lease, license, instrument, or other arrangement (x) to which the Acquired Interest or any of the Starfish Companies  are a party or by which they are bound, or (y) to which any Subject Asset (or result in the imposition of any Encumbrance upon any of the Subject Assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation, or Encumbrance would not have a Material Adverse Effect, or would not materially adversely affect the ability of the Seller to consummate the transactions contemplated by this Agreement.  Except for the prior approval of the FTC, neither the Acquired Interest nor any of the Starfish Companies need give notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect or would not materially adversely affect the ability of the Seller to consummate the transactions contemplated by this Agreement.

(c)                                  Brokers’ Fees.  Neither the Seller nor any of the Starfish Companies has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(d)                                 Title to Tangible Assets.  The Subject Assets are free and clear of all Encumbrances, except for (i) Permitted Encumbrances, (ii) the Encumbrances disclosed in Schedule 4(d)(ii) and (iii) Encumbrances which do not have a Material Adverse Effect.  The Encumbrances disclosed in Schedule 4(d) (ii) do not, individually or in the aggregate, constitute or give rise to a Material Adverse Effect.  To the Seller’s Knowledge, all real property easements or rights of way necessary for operation of pipelines and facilities included in the Subject Assets (“Easements”) are valid and in force and effect.

(e)                                  Financial Data.  Schedule 4 (e) sets forth (A) an audited statement of income for the Starfish Companies for the twelve month period ended December 31, 2003; (B) an unaudited statement of income for the Starfish Companies for the ten month period ended October 31, 2004; (C) an audited balance sheet for the Starfish Companies as of December 31, 2003; (D) an unaudited balance sheet for the Starfish Companies as of October 31, 2004 (the “Balance Sheet Date”); (E) an audited statement of cash flow for the Starfish Companies for the twelve month period ended December 31, 2003; and (F) an unaudited statement of cash flow for the Starfish Companies for the ten month period ended October 31, 2004 (collectively, the “Financial Data”).  The Financial Data was prepared in accordance with GAAP (except as expressly set forth therein, the absence of footnotes (other than to the extent footnotes are included in Schedule 4(e)(i)), and normal year-end adjustments) and fairly presents, in all material respects, the financial position and income and cash flow for the Starfish Companies as of the dates and for the periods indicated. The Financial Data does not omit to state any Liability required to be stated therein in accordance with GAAP (except as expressly set forth therein, the absence of footnotes  (other than to the extent footnotes are included in Schedule 4(e)), and normal year-end adjustments).

(f)                                    Material Change.  To the Seller’s Knowledge, except as set forth in Schedule 4(f), since the Balance Sheet Date:

(i)                                     there has not been any Material Adverse Effect;

(ii)                                  the Subject Assets have been operated and maintained in the Ordinary Course of Business in compliance with the standards which the operator operates its other offshore pipelines;

(iii)                               there has not been any damage, destruction or loss to any material portion of the Subject Assets, whether or not covered by insurance, that would have a Material Adverse Effect;

(iv)                              there has been no repurchase or redemption of the Acquired Interest;

(v)                                 there has been no merger or consolidation of the Acquired Interest or any of the Starfish Companies  with any other Person or acquisition by the Acquired Interest or any of the Starfish Companies of the Equity Interest or business of any other Person, nor any purchase, sale or lease of material assets included in the Subject Assets;

(vi)                              there has been no borrowing of funds, agreement to borrow funds or guaranty by the Acquired Interest or any of the Starfish Companies except in the Ordinary Course of Business and in no event where the Acquired Interest was collateral for such borrowing or guaranty;

(vii)                           (A) neither the Seller nor the Starfish Companies has received any written notices from any customers, licensors, suppliers, distributors or sales representatives informing the Seller or the Starfish Companies that there has been a change in the relationship with the Starfish Companies or affecting any of the Subject Assets, except for changes that do not have a Material Adverse Effect, and (B) there has been no change in the relationship of the Starfish Companies or affecting any of the Subject Assets, with any customers, licensors, suppliers, distributors or sales representatives, except for changes that do not have a Material Adverse Effect; and

(viii)                        there is no contract, commitment or agreement to do any of the foregoing, except as expressly permitted hereby.

(g)                                 Legal Compliance.  To the Seller’s Knowledge, each of the Starfish Companies  have complied in all material respects with all applicable Laws of all Governmental Authorities.

The Seller makes no representations or warranties in this Section 4(g) with respect to Taxes or Environmental Laws, for which the sole representations and warranties of the Seller are set forth in Sections 4(h) and 4(k), respectively.

(h)                                 Tax Matters.  To the Seller’s Knowledge, except as set forth in Schedule 4(h) or as would not have a Material Adverse Effect:

(i)                                     The Starfish Companies have filed, or have had filed on their behalf, all Tax Returns that they were required to file, and such Tax Returns are accurate and correct in all respects.  All Taxes due and payable (a) by any Person as a result of holding the Acquired Interest and interests in each of the Starfish Companies and (b) by the Starfish Companies have been paid.  There are no liens for Taxes with respect to the Acquired Interest or any of the Starfish Companies;

(ii)                                  There is no dispute or claim (including any claim for a deficiency in Taxes) concerning any Tax Liability of any of the Starfish Acquired Interest and the Starfish Companies claimed or raised by any Governmental Authority in writing, and Seller has no knowledge of any such dispute or claim;

(iii)                               There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by or with respect to the Acquired Interest or any of the the Starfish Companies or any closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Tax law that relates to the Acquired Interest or the Starfish Companies;

(iv)                              The Acquired Interest and the Starfish Companies have not, at anytime prior to the Closing Date, filed an election under Treasury Regulations § 301.7701-3 to be classified as a corporation for federal income Tax purposes;

(v)                                 The Starfish Companies (other than Starfish) since their inception have been and are disregarded as an entity separate from Starfish for federal income tax purposes under Treasury Regulations §§ 301.7701-2 and -3 and any comparable provision of applicable state or local Tax law that permits such treatment;

(vi)                              The Seller is not a foreign person within the meaning of Section 1445 of the Code;

(vii)                           Neither the Acquired Interest nor any of the Starfish Companies are a party to, is bound by or has any obligations under any Tax sharing agreement, any Tax indemnification agreement;

(viii)                        The Starfish Companies each has collected and withheld all Taxes that they each have been required to collect or withhold and timely submitted all such collected and withheld Taxes to the appropriate Tax authorities.  Each Starfish Company has complied and is in compliance with all applicable laws, rules and regulations relating to the payment, withholding and information reporting requirements relating to any Taxes required to be collected or withheld.

(ix)                                No claim has ever been made by an authority in a jurisdiction where the Starfish Companies have not filed Tax Returns that any of them is or may be subject to taxation by that jurisdiction;

(x)                                   The Starfish Companies will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (a) change in accounting method for any Pre-Closing Tax Period under Section 481 of the Code (or any analogous or comparable provision of U.S. state or local or non-U.S. Tax law), (b) written agreement with a Tax authority with regard to the Tax Liability of any Starfish Company for any Pre-Closing Tax Period, (c) installment sale or open transaction disposition made prior to the Effective Time or prior to the Closing on the Closing Date, or (d) prepaid amount received on or prior to the Effective Time.

(i)                                     Contracts.  To the Seller’s Knowledge, the Acquired Interest and each of the Starfish Companies have performed all material obligations required to be performed by them to date under applicable contracts, and is not in default under any material obligation of any such contracts, except when such default would not have a Material Adverse Affect.  To the Seller’s Knowledge, no other party to any such contract is in default thereunder.

(j)                                     Litigation.  To the Seller’s Knowledge Schedule 4(j)  sets forth each instance in which the Acquired Interest, any of the Starfish Companies or any of the Subject Assets (i) are subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) are a party to or the subject of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or is the subject of any pending or, threatened claim, demand, or notice of violation or Liability from any Person except where any of the foregoing would not have a Material Adverse Effect.

(k)                                  Environmental Matters.   To the Seller’s knowledge:

(i)                                     The Acquired Interest and each of the Starfish Companies, except as set forth in Schedule 4(k)(i),  have complied, and they and their operations and facilities are in compliance with and have no Liability under any and all applicable maritime, federal, state and local Laws (including common law) relating to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. section 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. section 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. section 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. section 1251, et seq., the

Occupational Safety and Health Act, as amended, and the Oil Pollution Act of 1990, 33 U.S.C. section 2701, et seq (collectively, the “Environmental Laws” and individually an “Environmental Law”), except for such instances of noncompliance or Liability, that individually or in the aggregate do not, and will not, have a Material Adverse Effect;

(ii)                                  (A) Except as set forth in Schedule 4(k)(ii)(A), the Acquired Interest and each of the Starfish Companies have obtained all permits, licenses, franchises, authorities, consents, and approvals, and has made all filings and maintained all material information, documentation, and records, as necessary under applicable Environmental Laws for the operation of its assets and business as  presently conducted, and; (B) except as set forth in Schedule 4(k)(ii)(B), all such permits, licenses, franchises, authorities, consents, approvals, and filings remain in full force and effect; (C) except as set forth in Schedule 4(k)(ii)(C), none of such permits require notice, consent or other action in connection with the consummation of the transaction contemplated by this Agreement, and (D) except as set forth in Schedule 4(k)(ii)(D), no event has occurred that permits, or upon the giving of notice or the lapse of time or otherwise would permit, revocation or termination of any such permit, except for such matters that individually or in the aggregate do not, and will not, have a Material Adverse Effect;

(iii)                               Except as do not, and will not, have a Material Adverse Effect, and except as set forth in Schedule 4(k)(iii), (A) there are no pending or threatened claims, demands, orders, information requests from governmental authorities, actions, administrative proceedings or lawsuits against the Acquired Interest or any of the Starfish Companies, and (y) neither the Seller nor any of the Starfish Companies nor the Subject Assets are subject to any outstanding injunction, judgment, order, decree or ruling, under any Environmental Laws and there is no basis for such claims, demands, actions, proceedings or lawsuits;

(iv)                              Except as set forth in Schedule 4(k)(iv), none of the real property presently or formerly owned or operated by the Acquired Interest or any of the Starfish Companies is listed on the National Priorities List, CERCLIS or any similar state list of sites requiring Remediation;

(v)                                 Except as set forth in Schedule 4(k)(v), the Seller has not received any written notice that the Acquired Interest or any of the Starfish Companies is or may be a potentially responsible party under CERCLA or any analogous state law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances;

(vi)                              Except as set forth in Schedule 4(k)(vi), neither the Acquired Interest nor any of the Starfish Companies is or will be subject to any Liability, arising from any facts, circumstances or conditions, existing, initiated or occurring prior to the Closing, including but not limited to any Release or threatened Release of any Hazardous Substances, except for such Liabilities that individually or in the aggregate do not, and will not, have a Material Adverse Effect;

(vii)                           Except as set forth in Schedule 4(k)(vii), none of the Starfish Companies has arranged, by contract, agreement or otherwise, for the treatment, storage or disposal of Hazardous Substances at any location such that they are or will be liable for the Remediation of such location, except for such Liabilities that individually or in the aggregate do not and will not have a Material Adverse Effect; and

(viii)                        Seller has furnished to Buyer copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the real property currently or formerly owned, operated or leased by the Acquired Interest or any of the Starfish Companies or compliance with Environmental Laws by any of the Starfish Companies.

The Seller makes no representation or warranty regarding any compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as expressly set forth in this Section 4(k).

(l)                                     Permits.  Except as set forth in Schedule 4(l), each the Acquired Interest and each of the Starfish Companies owns or holds all franchises, licenses, permits, consents, approvals, and authorizations of all Governmental Authorities necessary for the conduct of its business (collectively, the “Permits”), except for Permits whose absence would not have a Material Adverse Effect.  Each Permit is in full force and effect, and the Acquired Interest and each of the Starfish Companies is in compliance with all obligations with respect to each Permit, except where the failure to be in full force and effect or to be in compliance would not have a Material Adverse Effect, and no event has occurred that permits, or upon the giving of notice or the lapse of time or otherwise would permit, revocation or termination of any Permit except such as would not have a Material Adverse Effect.

(m)                               Employee Matters.  Neither the Acquired Interest nor any of the Starfish Companies has any employees.

(n)                                 Infringement. To the Seller’s Knowledge, none of the Starfish Companies are infringing or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of, any proprietary asset owned or used by any other Person, except such as would not have a Material Adverse Effect.  To the Seller’s Knowledge, no other Person is infringing, an no proprietary asset owned or used by any other Person infringes or conflicts with, any proprietary asset owned or used by the Starfish Companies.

(o)                                 Condition and Sufficiency of Assets.  To the actual knowledge of Seller, the Subject Assets are in good operating condition and repair, subject to ordinary wear and tear, and have been maintained in accordance with standard industry practice.

(p)                                 Disclaimer of Representations and Warranties Concerning Personal Property, Equipment, and Fixtures.  The Buyer acknowledges that (a) it has had and pursuant to this Agreement will have before Closing access to the Seller, to the Acquired Interest and to each of the Starfish Companies and the Subject Assets, and the officers and employees of the Seller and (b) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer has relied solely on the basis of its own independent investigation and upon the express representations, warranties, covenants, and agreements set forth in this Agreement.  Accordingly, the Buyer acknowledges that, except as expressly set forth in this Agreement, the Seller has not made, and THE SELLER MAKES NO AND DISCLAIMS ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, REGARDING (i) THE QUALITY, CONDITION, OR OPERABILITY OF ANY PERSONAL PROPERTY, EQUIPMENT, OR FIXTURES, (ii) ITS MERCHANTABILITY, (iii) ITS FITNESS FOR ANY PARTICULAR PURPOSE, (iv) ITS CONFORMITY TO MODELS, SAMPLES OF MATERIALS OR MANUFACTURER DESIGN, OR (v) AS TO WHETHER ANY SUBJECT ASSET IS YEAR 2000 COMPLIANT,  AND ALL PERSONAL PROPERTY AND EQUIPMENT IS DELIVERED “AS IS, WHERE IS” IN THE CONDITION IN WHICH THE SAME EXISTS.

5.                                       Pre-Closing Covenants. The Parties agree as follows with respect to the period between the date of this Agreement and the Closing:

(a)                                  General.  Each Party will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

(b)                                 Notices and Consents.  Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities it is required to obtain in connection with the matters referred to in Section 3(a)(ii), 3(a)(iii), 3(b)(iii), 4(b)(i) and (4)(k)(ii)(C) so as to permit the Closing to occur not later than 5:00 p.m. (Houston time) on April 15, 2005. Without limiting the generality of the foregoing, the Buyer and the Seller agree to work in good faith with each other and the FTC to consummate the transactions contemplated hereby as soon as reasonably practicable, but in no event later than 5:00 p.m. (Houston time) on April 15, 2005; provided, that, notwithstanding anything to the contrary contained herein, this sentence shall not obligate the Buyer to divest or hold separate any assets or enter into any agreement not contemplated by this Agreement or modify this Agreement or any of the Transaction Documents in order to obtain FTC approval.

(c)                                  Full Access.  The Seller, to the extent within the Seller’s Legal Right, will permit and will cause the Acquired Interest and each of the Starfish Companies to permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Acquired Interest or the Starfish Companies, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Acquired Interest, each of the Starfish Companies and the Subject Assets. Any information obtained by the Buyer, its employees, representatives, consultants, attorneys, agents, lenders and other advisors under this Section 5(c) shall be subject to the confidentiality and use restrictions contained in the Confidentiality Agreement.  All “due diligence” activities of the Buyer shall be conducted in accordance with applicable Laws and the Buyer shall indemnify the Seller and its Affiliates from and against all personal injury or property damages incurred as a result of any Buyer’s negligence in connection with such activities.

(d)                                 Governmental Approvals. If the FTC notifies the Seller (x) that the Buyer is not an acceptable purchaser of any part, or all, of the Acquired Interest or the Starfish Companies or (y) that the manner in which (i) the sale of the Acquired Interest or (ii) the transactions contemplated hereby are to be accomplished, is not acceptable to the FTC, then either Party, after such Party has fulfilled its obligations under and is in conformity with Section 5(b) above, shall have the unilateral right to immediately terminate this Agreement.

6.                                       Post-Closing Covenants.  The Parties agree as follows:

(a)                                  General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Parties reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification thereof under Section 8).

(b)                                 Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or before the Effective Time involving the Acquired Interest, any of the Starfish Companies or the Subject Assets, the other Party shall cooperate with the contesting or defending Party and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records (other than books and records which are subject to privilege or to confidentiality restrictions) as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification thereof under Section 8).

(c)                                  Delivery and Retention of Records.  On or before the Closing Date, the Seller will deliver or cause to be delivered to the Buyer, at the Buyer’s request, copies of Tax Records, which are relevant to Post-Closing Tax Periods and all other files, books, records, information and data relating to the Acquired Interest, each of the Starfish Companies and the Subject Assets (other than Tax Records) that are in the possession or control of the Seller or any of its Affiliates (the “Records”).  The Buyer agrees to (i) hold the Records and not to destroy or dispose of any portion thereof for a period of time as may be required by Law, and (ii) at any time, upon reasonable request, provide the Seller with copies of, or full access to, any of the Records, and access to the Buyer’s employees to the extent that such access may be requested for any legitimate purpose at no cost to the Seller (other than for reasonable out-of-pocket expenses); provided, that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work-product or like privilege; provided further, that in the event of any litigation nothing herein shall limit any Party’s rights of discovery under applicable Law. The Buyer shall have the same rights, and the Seller shall have the same obligations, as are set forth in this Section 6(c) with respect to any copies of the Records retained by the Seller and access to the Seller’s (and its applicable Affiliate’s) employees; provided, that such access will not be construed to require the disclosure of Records that would cause the waiver of any attorney-client, work product, or like privilege; provided further, that in the event of any litigation nothing herein shall limit any Party’s rights of discovery under applicable Law.

7.                                       Conditions to Obligation to Close.

(a)                                  Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)                                     the representations and warranties of the Seller contained in Section 3(a) and Section 4 shall be true and correct in all material respects when made and at Closing (except for those which refer to a specific date, which shall be true and correct as of such date);

(ii)                                  the Seller shall have obtained all consents and approvals listed on Schedule 5(b);

(iii)                               the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iv)                              there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement; and

(v)                                 the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in Subsections 7(a)(i)-(iv) is satisfied in all respects.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or before the Closing.

(b)                                 Conditions to Obligation of the Seller.  The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)                                     the representations and warranties of the Buyer contained in Section 3(b) shall be true and correct in all material respects when made and at Closing (except for those which refer to a specific date, which shall be true and correct as of such date);

(ii)                                  the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)                               there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)                              the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified in Subsections 7(b)(i)-(iii) is satisfied in all respects; and

(v)                                 referencingthe FTC Order, the Federal Trade Commission shall have approved (i) Buyer as a Pipeline Acquirer (as such term is defined in the Decision and Order) and (ii) this Agreement as a Pipeline Divestiture Agreement (as such term is defined in the Decision and Order).

The Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or before the Closing.

8.                                       Remedies for Breaches of this Agreement.

(a)                                  Survival of Representations, Warranties and Certain Covenants.

(i) All of the representations and warranties of the Seller contained in Sections 3 and 4 and the certificates delivered at closing pursuant to Section 7(a)(v) (other than Sections 3(a)(v), 4(h) and 4(k)) shall survive the Closing hereunder for a period of 12 months after the Closing Date;

(ii) the representations and warranties in Section 4(h)4(h) shall survive the Closing with respect to any given claim that would constitute a breach of such representation or warranty until the expiration of the statute of limitations applicable to the underlying Tax matter giving rise to that claim;

(iii) the representations and warranties in Section 3(a)(v) shall survive the Closing forever; and

(iv) the representations and warranties in Section 4(k) shall survive the Closing for a period of 24 months after the Closing Date.  The representations and warranties of the Buyer contained in Section 3 shall survive the Closing for a period of 12 months after the Closing Date.The covenants contained in Section 6 of this Agreement and all other covenants contained in this Agreement to be performed after the Closing shall survive the Closing indefinitely.

(b)                                 Indemnification Provisions for Benefit of the Buyer.

(i)                                     In the event: (x) the Seller breaches any of its representations, warranties, or covenants contained herein (other than the covenants in Sections 2 and 6 and any other covenants to be performed after the Closing, and the representations and warranties in Section 3(a)); (y) there is an applicable survival period pursuant to Section 8(a); and (z) the Buyer make a written claim for indemnification against the Seller pursuant to Section 11(f) within such survival period, then the Seller agrees to indemnify the Buyer Indemnitees from and against any Adverse Consequences by reason of all Adverse Events to the extent they are the result of, arise out of or are caused proximately by the breach and suffered by such Buyer Indemnitees; provided, that, except in the case of fraud, the Seller shall not have any obligation to indemnify any Buyer Indemnitees from and against any such Adverse Consequences by reason of all Adverse Events (A) until the Buyer Indemnitees, in the aggregate, have suffered Adverse Consequences by reason of all Adverse Events in excess of the Deductible Amount (after which point the Seller will be obligated only to indemnify the Buyer Indemnitees from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Buyer Indemnitees, in the aggregate, have suffered by reason of all Adverse Events exceeds an aggregate ceiling amount equal to $10,000,000.00 (after which point the Seller will have no obligation to indemnify the Buyer Indemnitees from and against further such Adverse Consequences).

(ii)                                  In the event: (x) the Seller breaches any of its covenants in Sections 2 or 6 or any other covenants to be performed after the Closing, or any of its representations and warranties in Sections 3(a); (y) there is an applicable survival period pursuant to Section 8(a) (which, as to the covenants in Sections 2 and 6 and any other covenants to be performed after the Closing, or as to any of the representations and warranties in Sections 3(a)(v) shall be forever); and (z) the Buyer make a written claim for indemnification against the Seller pursuant to Section 11(f) within such survival period, then the Seller agrees to indemnify the Buyer Indemnitees from and against the entirety of any Adverse Consequences caused proximately by the breach and suffered by the Buyer Indemnitees.

(iii)                               The Seller will indemnify and hold harmless the Buyer Indemnitees (including the Acquired Interest and the Starfish Companies) against joint and several Liability with the Seller arising by reason of the Acquired Interest or any of the Starfish Companies having been a member of a “controlled group of partnerships,” under “common control” or a member of an “affiliated service group” with the Seller within the meaning of Sections 414(c) or (m) of the Code, or having been required to be aggregated with the Seller under Section 414(o) of the Code, or having been under “common control” with the Seller, within the meaning of Section 4001(a)(14) of ERISA.

(iv)                              To the extent any Buyer Indemnitee becomes liable to, and is ordered (pursuant to a final, non-appealable order of a court of competent jurisdiction) to  pay to any third party, punitive damages proximately caused by a material breach by the Seller of any representation, warranty or covenant contained in this Agreement, then such punitive damages shall be deemed actual damages to such Buyer Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 8.

(v)                                 Except for the rights of indemnification provided in Sections 8 and 9(e), the Buyer hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the Seller arising from any breach by the Seller of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

(c)                                  Indemnification Provisions for Benefit of the Seller.

(i)                                     In the event: (x) the Buyer breaches any of its representations, warranties and covenants contained herein; (y) there is an applicable survival period pursuant to Section 8(a); and (z) any Seller makes a written claim for indemnification against any Buyer pursuant to Section 11(f) within such survival period, the Buyer agrees to indemnify the Seller Indemnitees from and against the entirety of any Adverse Consequences caused proximately by the breach and suffered by such Seller Indemnitees.

(ii)                                  Except for those Liabilities for which the Seller has agreed to indemnify the Buyer Indemnitees pursuant to Section 8(b), including, without limitation, the Retained Liabilities, the Buyer agrees to indemnify the Seller Indemnitees from and against the entirety of any Adverse Consequences relating in any way to the Acquired Interest, any of the Starfish Companies, the Subject Assets, or the ownership and operation of the Acquired Interest, any of the Starfish Companies, arising after the Effective Time.

(iii)                               To the extent any Seller Indemnitee becomes liable to, and is ordered (pursuant to a final, non-appealable order of a court of competent jurisdiction) to pay to any third party, punitive damages proximately caused by a material breach by any Buyer of any representation, warranty or covenant contained in this Agreement, then such punitive damages shall be deemed actual damages to such Seller Indemnitee and included within the definition of Adverse Consequences for purposes of this Section 8.

(iv)                              Except for the rights of indemnification provided in Sections 8 and 9(e), the Seller hereby waives any claim or cause of action pursuant to common or statutory law or otherwise against the Buyer arising from any breach by the Buyer of any of its representations, warranties or covenants under this Agreement or the transactions contemplated hereby.

(d)                                 Matters Involving Third Parties.

(i)                                     If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing (although the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that the Indemnifying Party may have under this Section 8(d) except to the extent that such failure prejudices the Indemnifying Party).

(ii)                                  The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party and provides a clear and unconditional release of the Indemnified Party.

(iii)                               Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Subsection 8(d)(ii), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

(iv)                              In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld or delayed unreasonably.

(e)                                  Determination of Amount of Adverse Consequences.  The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e. reduced by any insurance proceeds or other payment or recoupment received from any non-Affiliated third party insurance company (not to include captive Subsidiary insurance carriers), realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any), and any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage.  The amount of the actual loss and the amount of the indemnity payment shall be computed by taking into account the timing of the loss or payment, as applicable, using a 10% interest or discount rate, as appropriate.  Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8(e).  An Indemnified Party shall take all commercially reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

(f)                                    Tax Treatment of Indemnity Payments.  All indemnification payments made under this Agreement, including any payment made under Section 9(e) hereof, shall be treated as purchase price adjustments for Tax purposes.

9.                                       Tax Matters.

(a)                                  Post-Closing Tax Returns.  The Buyer shall pay (or shall cause to be paid) any Taxes due with respect to Post-Closing Tax Returns based on Schedules K-1 issued by Starfish and other relevant information.

(b)                                 Pre-Closing Tax Returns.  The Seller shall pay (or shall cause to be paid) any Taxes due with respect to Pre-Closing Tax Returns based on Schedules K-1 issued by Starfish and other relevant information.

(c)                                  Straddle Periods.  The Buyer shall be responsible for Taxes of the Acquired Interest related to the portion of any Straddle Period commencing after the Closing Date.  The Seller shall be responsible for Taxes of the Acquired Interest relating to the portion of any Straddle Period commencing before and ending on the Closing Date.  With respect to any Straddle Period, to the extent permitted by applicable Law, the Seller or the Buyer shall elect to treat the Closing Date as the last day of the Tax period.  If applicable Law will not permit the Closing Date to be the last day of a period, then (i) real or personal property Taxes of the Acquired Interest shall be allocated based on the number of days in the partial period before and after the Closing Date, (ii) in the case of all other Taxes based on or in respect of income, the Tax computed on the basis of the taxable income or loss of the Acquired Interest for each partial period as determined from their books and records, and (iii) in the case of all other Taxes, on the basis of the actual activities or attributes of the Acquired Interest for each partial period as determined from their books and records.

(d)                                 Claims for Refund.  The Buyer shall not file any claim for refund of taxes with respect to the Acquired Interest for whole or partial taxable periods on or before the Closing Date.

(e)                                  Indemnification.  The Buyer agrees to indemnify the Seller against all Taxes of or with respect to the Acquired Interest (including Taxes on income allocable thereto) for any Post-Closing Tax Period and the portion of any Straddle Period ending after the Closing Date.  The Seller agrees to indemnify the Buyer against all Taxes of or with respect to the Acquired Interest (including Taxes on income allocable thereto) for any Pre-Closing Tax Period and the portion of any Straddle Period ending on or before the Closing Date.

(f)                                    Cooperation on Tax Matters.

(i)                                     The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 9 and any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Buyer and the Seller shall (A) retain all books and records with respect to Tax matters pertinent to the Acquired Interest relating to any whole or partial taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Buyer or the Seller as the case may be, shall allow the other Party to take possession of such books and records.

(ii)                                  The Buyer and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)                               The Buyer and the Seller agree, upon request, to provide the other Parties with all information that any Party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(g)                                 Certain Taxes.  The Seller will file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the Buyer will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(h)                                 Confidentiality.  Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, tax audits, tax claims and tax litigation, or as required by Law.

(i)                                     Closing Tax Certificate.  At the Closing, the Seller shall deliver to the Buyer a certificate signed under penalties of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and (iii) providing its address, all pursuant to Section 1445 of the Code.

10.                                 Termination.

(a)                                  Termination of Agreement. The Parties may terminate this Agreement, as provided below:

(i)                                     the Buyer and the Seller may terminate this Agreement by mutual written consent at any time before the Closing;

(ii)                                  the Buyer may terminate this Agreement by giving written notice to the Seller at any time before Closing (A) in the event the Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Buyer have notified the Seller of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to the Buyer’s obligation to consummate the transactions contemplated hereby; (B) if the Closing shall not have occurred on or before 5:00 p.m. (Houston time) on March 31, 2005 (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement); or (C) if any of the consents and approvals referred to in Section 5(b) are denied and the Buyer has fulfilled its obligations under and conforms with Section 5(b);

(iii)                               the Seller may terminate this Agreement by giving written notice to the Buyer at any time before the Closing (A) in the event the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, the breach has continued without cure for a period of 10 days after the notice of breach and such breach would result in a failure to satisfy a condition to the Seller’s obligation to consummate the transactions contemplated hereby; (B) if the Closing shall not have occurred on or before 5:00 p.m. (Houston time) on March 31, 2005 (unless the failure results primarily from the Seller itself breaching any representation, warranty or covenant contained in this Agreement); (C) if the Seller believes in its reasonable and good faith judgment that the transactions contemplated hereby will not receive all necessary approvals of the FTC and the Seller has fulfilled its obligations under and conforms with Section 5(b); and

(iv)                              the Buyer or the Seller may terminate this Agreement if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

(b)                                 Effect of Termination.  If any Party terminates this Agreement pursuant to Section 10(a), all rights and obligations of the Parties hereunder with respect to any Acquired Interest not theretofore sold to the Buyer hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach); provided that the confidentiality provisions contained in the Confidentiality Agreement shall survive termination.

11.                                 Miscellaneous.

(a)                                  Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided however, that no Party shall unreasonably withhold or delay its approval to any Party’s request to make a public disclosure that such requesting Party believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities.

(b)                                 No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)                                  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. The Seller or the Buyer may assign either this Agreement or any of its respective rights, interests or obligations hereunder to an Affiliate without the prior written approval of the other Party; provided, that no such assignment will relieve the Seller or the Buyer from any of its respective obligations or Liabilities hereunder. Except as provided in the foregoing sentence, neither of the Buyer nor the Seller may assign either this Agreement or any of its respective rights, interests or obligations hereunder without the prior written approval of the other Party.

(d)                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.

(e)                                  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)                                    Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller by Mail:	Enterprise Products Operating L.P.
P.O. Box 4324
Houston, Texas 77210-4324
Attn: President
Phone: (713) 880-6500
Fax: (713) 880-6570

If to the Seller by hand-delivery:	Enterprise Products Operating L.P.
2727 North Loop West, Suite 700
Houston, Texas 77008
Attn: President
Phone: (713) 880-6500
Fax: (713) 880-6570

If to the Buyer:	MarkWest Energy Partners, L.P.
155 Inverness Drive West, Suite 200
Englewood, CO 80112
Phone: (303) 290-8700
Fax: (303) 925-9305

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(g)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic Laws of the state of Texas without giving effect to any choice or conflict of law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Texas.

(h)                                 Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(i)                                     Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j)                                     Transaction Expenses.  The Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(k)                                  Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

(l)                                     Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(m)                               Entire Agreement.  THIS AGREEMENT (INCLUDING THE DOCUMENTS REFERRED TO HEREIN) CONSTITUTES THE ENTIRE AGREEMENT AMONG THE PARTIES AND SUPERSEDES ANY PRIOR UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS BY OR AMONG THE PARTIES, WRITTEN OR ORAL, TO THE EXTENT THEY HAVE RELATED IN ANY WAY TO THE SUBJECT MATTER HEREOF.

(n)                                 FTC Authorization.  The Parties acknowledge that unless the FTC approves all of the transactions under the terms contemplated in this Agreement, the Parties will either (i)

mutually agree to modify the terms of this Agreement pursuant to requests made by the FTC or (ii) terminate this Agreement in accordance with Sections 5(d) and 10(a).

Signature page follows

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER

ENTERPRISE PRODUCTS OPERATING L.P.
By Enterprise Products OLPGP, INC.,
Its General Partner

By:	/s/ Enterprise Products Operating L.P.
Name:	Enterprise Products Operating L.P.
Title:

BUYER

MARKWEST ENERGY PARTNERS, L.P.
By MarkWest Energy GP, LLC
Its General Partner

By:	/s/ MarkWest Energy Partners, L.P.
Name:	MarkWest Energy Partners, L.P.
Title:

Exhibit A

To Purchase and Sale Agreement

ASSIGNMENT OF MEMBERSHIP INTEREST

STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF HARRIS	§

THIS ASSIGNMENT OF MEMBERSHIP INTEREST (“Assignment”) dated March 31, 2005, is by and between Enterprise Products Operating L.P., a Delaware limited partnership (“Assignor”), and  MarkWest Energy Partners, L.P., ,a Delaware Limited Partnership (“Assignee”).

RECITALS:

A.                                   Assignor owns a 50% Membership Interest in Starfish Pipeline Company, LLC (“Starfish”), which is governed by that certain Amended and Restated Limited Liability Company Agreement of Starfish Pipeline Company, LLC, dated as of April 1, 2002, as amended, by and among Shell Gas Transmission, LLC, and Assignor (the “Starfish LLC Agreement”).  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Starfish LLC Agreement.

B.                                     Pursuant to that certain Purchase and Sale Agreement between Assignor and Assignee dated January 24, 2005 (the “Purchase and Sale Agreement”), Assignor has agreed to sell, assign, transfer and convey all of Assignor’s 50% Membership Interest in Starfish (“Assignor’s Membership Interest”) to Assignee, leaving Assignor with no Membership Interest in Starfish, and Assignee has agreed to purchase and accept all of Assignor’s Membership Interest at and as of the Effective Date.

C.                                     The parties desire to enter into this Assignment to evidence the transfer and assignment from Assignor to Assignee.

NOW, THEREFORE, for and in consideration of the purchase price set forth in the Purchase and Sale Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.

1.                                       Assignment.  Assignor hereby sells, assigns, transfers and conveys to Assignee Assignor’s Membership Interest subject to the terms of the Starfish LLC Agreement.

2.                                       Acceptance.  Assignee hereby (a) purchases and accepts the Assignor’s Membership Interest, (b) assumes the obligations of the Starfish LLC Agreement applicable to Assignor’s Membership Interest, and (c) agrees to be bound as a Member to all terms and conditions of the Starfish LLC Agreement, to assume all obligations, Liabilities, except for the Retained Liabilities (as such terms are defined in the Purchase and Sale Agreement), and duties with respect to the Assignor’s Membership Interest to which Assignor was bound at and after the Effective Date, and to become a party to the Starfish LLC Agreement by executing and delivering to the Starfish Members a counterpart of the Starfish LLC Agreement.

3.                                       Amendment of Documents.  It is the intention of the parties hereto that Assignee be admitted to and become a Substituted Member in the name, place and stead of Assignor with respect to the Assignor’s Membership Interest.  Accordingly, Assignor and Assignee agree to make, execute and deliver all documents, instruments and certificates and to take such action that may be necessary or desirable to accomplish such admission and substitution.

4.                                       Representations and Warranties.  Assignor and Assignee each represents and warrants that this Assignment is made in accordance with all applicable Laws (including state and federal securities Laws) and the terms and conditions of the Starfish LLC Agreement.  Assignee further represents and warrants that the representations and warranties set forth in Section 3.3 of the Starfish LLC Agreement are true and correct with respect to Assignee.

5.                                       Applicability of Purchase and Sale Agreement.  This Assignment is made subject to, and without modification or amendment of, the Purchase and Sale Agreement.  Such representations and warranties therein as are expressly applicable to the matters contained within this Assignment shall apply with respect thereto, in accordance with the terms of the Purchase and Sale Agreement.

6.                                       Assignee Notice Address.  Any notice intended to be given Assignee under the Starfish LLC Agreement shall be addressed to the address set forth below.

MarkWest Energy Partners, L.P.

155 Inverness Drive West, Suite 200

Englewood, CO 80112

Phone: (303) 290-8700

Fax: (303) 925-9305

7.                                       Further Assurances.  Each of the parties hereto agrees to execute such other, further and different documents and perform such other, further and different acts as may be reasonably necessary or desirable to carry out the intent and purpose of this Assignment.

8.                                       Successors and Assigns.  This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

9.                                       Section Headings.  The section headings contained in this Assignment are for reference purposes only and shall not affect the interpretation of this Assignment.

10.                                 Governing Law.  This Assignment shall be governed in all respects, including validity, interpretation and effect, by and shall be enforceable in accordance with the internal laws of the State of Texas, without regard to conflicts of laws principles.

2

11.                                 Counterpart Execution.    This Assignment may be executed in multiple counterparts, each one of which will be deemed an original, but all of which shall be considered together as one and the same instrument.

12.                                 Entire Agreement.  This Assignment contains the entire agreement between the parties regarding the subject matter hereof.  Any prior agreements, discussions or representations not expressly contained herein shall be deemed to be replaced by the provisions hereof and no party has relied on any such prior agreements, discussions or representations as an inducement to the execution hereof.

Signature page follows

3

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed this Assignment as of the date first set forth above but to be effective as of 12:01 a.m. Houston time on January 1, 2005 (the “Effective Time”).

ASSIGNOR:		ASSIGNEE:

ENTERPRISE PRODUCTS OPERATING L.P.		MARKWEST ENERGY PARTNERS, L.P.
By Enterprise Products OLPGP, Inc.		By MarkWest Energy GP, LLC,
Its General Partner		Its General Partner

By:	/s/ Enterprise Products Operating L.P.
Name:	Enterprise Products Operating L.P.	By:	/s/ MarkWest Energy Partners, L.P.
Title:		Name:	MarkWest Energy Partners, L.P.
Title:

4

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

This Assignment of Membership Interest was acknowledged before me on                   , 200    , by                           ,                                    of Enterprise Products OLPGP, Inc., a Delaware corporation and the general partner of Enterprise Products Operating L.P., a Delaware limited partnership, on behalf of said limited partnership.

Notary Public, State of Texas

Printed/Typed Name of Notary

My Commission Expires:

STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

This Assignment of Membership Interest was acknowledged before me on                 , 200    , by                         ,                          of                         , a                         , on behalf of said                         .

Notary Public, State of Texas

Printed/Typed Name of Notary

My Commission Expires:

5

Schedule 1(b)

To Purchase and Sale Agreement

Seller Knowledge

Michael Creel

Mike Benigno

Jim Cisarik

Mario Rivera

Jim Schwarz

1

Schedule 1(c)

To Purchase and Sale Agreement

Buyer Knowledge

[To come]

1

Schedule 3(a)(iii)

To Purchase and Sale Agreement

Contraventions Relating to Seller

None.

2

Schedule 3(b)(iii)

To Purchase and Sale Agreement

Contraventions Relating to Buyer

None.

3

Schedule 4(b)

To Purchase and Sale Agreement

Contraventions Relating to Acquired Interest and Starfish Companies

None.

4

Schedule 4(d)(ii)

To Purchase and Sale Agreement

Encumbrances of Subject Assets

None.

5

Schedule 4(e)

To Purchase and Sale Agreement

Financial Data

6

Schedule 4(f)

To Purchase and Sale Agreement

Material Changes

None.

7

Schedule 4(h)

To Purchase and Sale Agreement

Tax Matters

None.

8

Schedule 4(j)

To Purchase and Sale Agreement

Litigation

None.

9

Schedule 4(k)

To Purchase and Sale Agreement

Environmental

None.

Schedule 4(l)

To Purchase and Sale Agreement

Government Permits

None.